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                                                                    EXHIBIT 10.7

                            MASTER SERVICES AGREEMENT
                              SPORG/KPMG CONSULTING

         THIS MASTER SERVICES AGREEMENT ("Agreement"), dated as of August 31, 2001,(the "Effective Date"), is between Blade Internet Ventures Inc., a Nevada corporation having its principal place of business at 120-1050 West Pender Street, Vancouver BC V6E 3S7 and doing business as SPORG.com ("Client"), and KPMG CONSULTING LP, an Ontario limited partnership with an office at Waterpark Place, Suite 1100, 20 Bay Street, Toronto Ontario M5 J 2X9 ("Consultant").

         WHEREAS, Client desires to retain Consultant to perform certain management consulting services for Client; and

         WHEREAS, Consultant desires to perform such consulting services for Client.

NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1.       PURPOSE OF ENGAGEMENT.

                  (a) Client agrees to retain Consultant to perform the consulting services for Client, on a task by task basis (the "Services"), and Consultant agrees to perform the Services on the terms and subject to the conditions and assumptions set forth in this Agreement. During the term of this Agreement, Client and Consultant will develop and agree upon statements of work defining the Services and a description of the deliverables (the "Deliverables") to be provided by Consultant, Consultant's compensation, additional terms and conditions, if any, applicable to a particular engagement and such other details as the parties deem appropriate (each a "Statement of Work"). A Statement of Work may provide a time schedule for completion of the Services required thereunder (the "Schedule") and specifications for Deliverables to be provided thereunder (the "Specifications"). Statements of Work which are from time to time agreed upon shall reference this Agreement and shall be executed by the parties and attached hereto and shall form a part hereof.

                  (b) Each party shall designate a "Project Manager" who shall be the principal point of contact between the parties for all matters relating to an engagement. Each Statement of Work shall contain an initial designation of a Project Manager for each party. A party may designate a new Project Manager by written notice to the other party.

                  (c) Unless otherwise provided in a Statement of Work, Consultant shall provide the Services at Client's facility identified in the applicable Statement of Work. When Services are provided at a Client facility, Client shall provide appropriate work space and other facilities such as computer support consistent with the requirements of the Services to be provided under the Statement of Work. Consultant shall cause its personnel at Client's facility to



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comply with (i) Client's safety and security rules and other rules applicable to those working in the facility, and (ii) Client's commercially reasonable policies concerning access to and security of any Client computer system to which Consultant may have access; provided, that Client has provided Consultant with copies of such rules and policies.

                  (d) Either party may request changes that affect the scope or duration of the Services relating to any Statement of Work, including changes in the Specifications and changes in the Deliverables to be delivered. Either party also may request a change in the Schedule without changing the scope of the Services relating to the applicable Statement of Work. If either party requests any such change, Consultant shall notify Client if it believes that the requested change will require an adjustment either in the fees to be paid to Consultant with respect to the applicable Statement of Work and/or to the applicable Schedule. The parties shall then negotiate in good faith a reasonable and equitable adjustment in the applicable fees, Schedule and Specifications. Consultant shall continue work pursuant to the existing Statement of Work, and shall not be bound by any change requested by either party, until such change has been accepted in writing by the other party. In the case of an accepted change involving a Statement of Work being performed at a fixed price, additional Services that Consultant provides as a result of such change will be billed on a time and materials ("T&M") basis at Consultant's standard rates, unless expressly agreed otherwise by the parties.

                  (e) The obligations of Client in connection with a particular engagement shall be set forth in the applicable Statement of Work. Client agrees to perform such obligations in accordance with, and subject to, such Statement of Work. Client acknowledges that when a Statement of Work provides that Client's personnel are to work with Consultant's personnel in connection with an engagement, Client's failure to assign Client personnel having skills commensurate with their role with respect to such engagement could adversely affect Consultant's ability to provide the Services. To the extent that Client's failure to assign such personnel, or other failure to perform its obligations under a Statement of Work, interferes with Consultant's ability to perform its obligations in accordance with the Specifications, milestone dates, if any, shall be adjusted accordingly and, for fixed fee engagements, additional Services required shall be billed at Consultant's standard rates on a T&M basis, unless otherwise agreed between the parties.

                  (f) Client acknowledges and agrees that Consultant may, in performing its obligations pursuant to this Agreement, be dependent upon or use data, material, and other information furnished by Client without any independent investigation or verification thereof, and that Consultant shall be entitled to rely upon the accuracy and completeness of such information in performing the Services. Consultant, in performing the Services, will be making recommendations and providing advice, but all decisions as to implementing such advice and recommendations shall be made by and be the sole responsibility of the Client.

                  (g) Client undertakes to supply or make available all information and material that Consultant may reasonably request for purposes of providing the Services.


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         2.       TERM. The term of this Agreement shall begin on the date
hereof and shall continue until terminated by either party pursuant to Section 6 hereof.

         3.       CONSULTANT'S COMPENSATION.

                  (a) During the term of this Agreement, Client agrees to compensate Consultant as set forth in each Statement of Work. Consultant may be compensated on a time and materials or fixed price basis if provided for in the Statement of Work. In addition, Client shall reimburse Consultant for its actual out-of-pocket expenses as reasonably incurred by Consultant in connection with its performance of the Services.

                  (b) Upon the execution of a Statement of Work, an "initial payment" shall become due and shall be comprised of (i) a percentage of the anticipated total fees under the Statement of Work and (ii) any anticipated significant out-of-pocket expenses such as license fees or other fees related to software and/or hardware procurements; each as set forth in the "Payment of Fees" section of the relevant Statement of Work. Consultant shall thereafter bill Client every month for time and materials engagements or at agreed upon milestones for fixed price engagements, as set forth in the relevant Statement of Work, with any credit balance to be applied to the final invoice or refunded, as the case may be. Client shall pay as set forth in the SOW. Any past due amount is subject to a late charge in the amount of one and a half (1.5) percent per month or the maximum amount permissible by law, whichever is less.. Without limiting its rights or remedies hereunder, and notwithstanding the parties' rights under Section 6 hereof, Consultant reserves the right to immediately suspend or terminate Services in the event of Client's failure to make timely payment.

                  (c) All fees, expenses and other charges payable to Consultant hereunder do not include any sales, goods and services, use, excise, value added or other applicable taxes, tariffs or duties, payment of which shall be the sole responsibility of Client (excluding any applicable taxes based on Consultant's net income or taxes arising from the employment or independent contractor relationship between Consultant and its personnel). In the event that such taxes, tariffs or duties are assessed against Consultant, Client shall reimburse Consultant for any such amounts paid by Consultant or, prior to the payment of such amounts by Consultant, provide Consultant with valid tax exemption certificates with respect thereto. If Client is required by law to make any tax deduction, withholding or payment from any amount paid or payable by Client to Consultant under this Agreement, the amount paid or payable to Consultant shall be grossed-up to the extent necessary to ensure that Consultant receives and retains, free of liability, a previously agreed upon net amount equal to the amount that Consultant would have received and retained had no tax deduction or withholding been made.

                  (d) Consultant shall maintain reasonably complete and accurate records of the fees and expenses charged to Client with respect to the Services under each Statement of Work. Except as otherwise provided under applicable law, Consultant shall retain such records for two years after the completion or termination of the Services to which they pertain and shall make such records available to Client during normal business hours upon reasonable advance written notice. Consultant shall cooperate in any audit of such records that Client may undertake; provided, however, that: (i) any such audit shall be at Client's sole expense; (ii) no such audit may


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occur more than once in any twelve (12) month period; and (iii) Consultant shall have the right to approve the auditor used for any such audit, with such approval not to be unreasonably withheld.

         4.       OWNERSHIP OF MATERIALS RELATED TO SERVICES; ACCEPTANCE.

                  (a) The parties agree, subject to the terms of this Agreement, that upon full and final payment by Client for the Deliverables required by a Statement of Work and of all sums owed to Consultant in connection with the performance of the Services, all documents, designs, inventions, computer programs, computer systems, data, computer documentation and other tangible materials authored or prepared by Consultant for Client as the Deliverables required by a Statement of Work, but expressly excluding any Consultant's Information as defined below, shall become the sole and exclusive property of Client and Consultant undertakes to assign to Client, upon such full and final payment, all intellectual property rights in such Deliverables. Consultant further agrees upon such full and final payment, to waive in favor of Client any and all moral rights that it may have in the Deliverables. Consultant agrees to render, at Client's sole cost and expense, all reasonably required assistance to Client to protect the rights herein above described.

                  (b) Client acknowledges that Consultant provides consulting and development services to other clients and agrees that nothing in this Agreement shall be deemed or construed to prevent Consultant from carrying on such business. In particular, Client agrees that, notwithstanding anything to the contrary set forth herein: (i) Consultant shall have the right to retain a copy of each of the Deliverables for its records; (ii) as part of Consultant's provision of the Services hereunder, Consultant may utilize proprietary works of authorship, pre-existing or otherwise, that have not been created specifically for Client, including without limitation software, methodologies, templates, flowcharts, architecture designs, tools, specifications, drawings, sketches, models, samples, records and documentation, as well as copyrights, trademarks, service marks, ideas, concepts, know-how, techniques, knowledge or data, and any derivatives thereof, which originate from or have been, developed or purchased by Consultant or by third parties under contract to Consultant (all of the foregoing, collectively, "Consultant's Information"); (iii) Consultant's Information and Consultant's administrative communications, records, files and working papers relating to the Services shall remain the sole and exclusive property of Consultant; and (iv) Client hereby grants to Consultant a perpetual, royalty-free, irrevocable, worldwide, non-exclusive license to create, use and sublicense derivative works derived from the Deliverables, so long as in doing so Consultant does not use any trade-marks, logos or Confidential Information of Client or disclose Client's identity or Confidential Information (as defined hereinafter) of Client.

                  (c) To the extent that Consultant incorporates any of Consultant's Information into the Deliverables, and effective upon full and final payment by Client for the Deliverables required by a Statement of Work and of all sums owed to Consultant in connection with the performance of the Services, Consultant hereby grants to Client a perpetual, royalty-free, irrevocable, worldwide, non-exclusive, transferable license to use, execute, reproduce, modify, revise, alter, translate, merge into other systems or software, display, perform, distribute internally or externally, sell copies of and prepare derivative works from the Consultant's Information (including both source and object code in respect of any software forming part of Consultant's


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Information) as an integral part of the Deliverables provided by Consultant pursuant to a Statement of Work as these Deliverables may be modified, revised, altered, translated, merged, re-cast, transformed or adapted from time to time, and to authorize and sublicense others from time to time to do any of the foregoing , subject to the same terms and conditions hereunder; PROVIDED THAT nothing in this Section 4 shall be deemed to permit Client and/or its sublicensees to sublicense or otherwise alienate the Consultant's Information as a discrete entity or entities, separate and apart from the Deliverables delivered by Consultant pursuant to a Statement of Work as these Deliverables may be modified, revised, altered, translated, merged, re-cast, transformed, or adapted from time to time.

                  (d) Any assignment of ownership rights, license rights or waiver of moral rights in the Deliverables pursuant to this Section 4 shall be deemed to occur at the conclusion and fulfillment of the particular Statement of Work defining such Deliverables and upon full and final payment by Client for the Deliverables required by a Statement of Work and of all sums owed to Consultant in connection with the performance of the Services, of Consultant's compensation as provided under Section 3 hereof and is expressly conditioned on Client's compliance with all material terms of this Agreement and such Statement of Work. In the event Client refuses or otherwise fails to remit to Consultant any portion of fees or expenses due under such Statement of Work, no assignment, license or waiver of any rights in the Deliverables shall occur in favor of Client and Consultant shall retain all intellectual property rights, including moral rights, in such Deliverables.

                  (e) When Consultant has completed the Services under a Statement of Work, including all required Deliverables, Client, with Consultant's cooperation and assistance, may conduct acceptance tests to verify whether the Deliverables substantially conform to the applicable Specifications. Client shall have fifteen (15) days after completion of the applicable Services, or such other period as may be mutually agreed upon as set forth in the applicable Statement of Work (the "Acceptance Period"), to test the Deliverables. If Client notifies Consultant in writing of any material non-conformities with the Specifications in any of the Deliverables (collectively "Non-conformities") within the applicable Acceptance Period, Consultant promptly shall use reasonable efforts to correct such Non-conformities at its own expense and notify Client when the corrections are complete. Client then shall have the right to test the corrected Deliverables, together with any other Deliverables, as upon the initial completion of the applicable Services. If Client does not notify Consultant in writing of any material Non-conformities within the Acceptance Period or if Client uses the Deliverables in a production environment or otherwise in connection with Client's conduct of its business, Client shall be deemed to have accepted the Deliverables. Should Consultant fail to correct a Non-conformity within thirty
(30) days of receiving written notice of it, Client may terminate the Services under the applicable Statement of Work and Consultant's maximum liability to Client for failing to correct such Nonconformity shall be to refund the fees and expenses paid by Client to Consultant for the portion of the Deliverables that are Non-conforming.

         5.       CONSULTANT'S LIMITED WARRANTIES AND WARRANTY DISCLAIMER.


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                  (a)      Consultant warrants to Client that Consultant's
performance of the Services called for by this Agreement, to its knowledge, does not and shall not violate any applicable law, rule, or regulation;

                  (b) Consultant warrants to Client that Consultant has full authority and sufficient rights, except for rights respecting programs, data and materials provided by Client or identified by Consultant as furnished to Client by third-party vendors, to grant and convey the rights granted to Client under Section 4 hereof;

                  (c) Consultant warrants to Client that, for a period of ninety calendar (90) days following its acceptance by Client (the "Warranty Period"), any software (and associated documentation) developed by Consultant for Client hereunder shall conform to the Specifications applicable thereto in all material respects. In the event Client notifies Consultant in writing of a breach of the foregoing warranty during the Warranty Period, Consultant shall promptly use reasonable efforts to remedy such breach at no additional expense to Client. In the event that Consultant, after using reasonable efforts, is unable to remedy such breach, Consultant's sole liability to Client in connection with such breach shall be to refund the amount paid by Client for such software. Notwithstanding the foregoing, Consultant shall have no obligation or liability to Client under this warranty to the extent that a nonconformity results from: (i) Client's use of such software in a manner inconsistent with the documentation therefor; (ii) alterations or modifications made to such software by Client without the written approval of Consultant;
(iii) defects in any third party software; (iv) malfunctions of Client computer hardware or system environment occurring through no fault of Consultant; or (v) storage, operation, use or maintenance of such software in a manner or an environment inconsistent with the specifications and instructions of Consultant at the time such software is delivered to Client. Consultant does not warrant that any of the software provided by Consultant will meet Client's requirements or that the operation of any such software will be uninterrupted and/or error-free.

                  (d) THE EXPRESS WARRANTIES IN THIS AGREEMENT SHALL BE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, INTEROPERABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         6.       TERMINATION.

                  (a) At any time that there is no uncompleted Statement of Work outstanding, either party may terminate this Agreement for any or no reason upon fifteen (15) days advance written notice to the other.

                  (b) In addition, either party may terminate this Agreement or any outstanding Statement of Work, upon thirty (30) days written notice to the other party, in the event such other party breaches a material term of this Agreement or any Statement of Work and such breach remains uncured at the end of such thirty (30) day period.


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                  (c)      Upon termination of this Agreement in accordance with
Sections 6(a) or 6(b) above, Client shall pay Consultant all fees and expenses which have been earned or incurred in connection with the performance of the Services through the effective date of such termination.

         7.       LIABILITIES AND REMEDIES FOR INFRINGEMENT.

                  (a) Consultant hereby agrees to indemnify, hold harmless and defend Client from and against any and all claims, liabilities, losses, expenses (including reasonable attorneys' fees), fines, penalties, taxes or damages (collectively "Liabilities") asserted against Client by a third party to the extent such Liabilities result from the claim by a third party that the Deliverables infringe upon any third party's trade secret, trademark, service mark, copyright or patent issued or in existence as of the date of this Agreement (collectively, an "Intellectual Property Right"); provided, that
Client: (i) promptly notifies Consultant of any third party claim subject to indemnification hereunder, (ii) gives Consultant the right to control and direct the preparation of a defense, the defense and any settlement of any such claim,
(iii) gives full cooperation to Consultant for the defense of same, and (iv) complies with Consultant's direction to cease any use of the Deliverables which, in Consultant's sole judgment, is likely to be ruled an infringement of a third party's Intellectual Property Right. The foregoing provisions shall not apply to any infringement arising out of: (i) use of the Deliverables other than in accordance with applicable documentation or instructions supplied by Consultant or for other than Client's internal purposes; (ii) any alteration, modification or revision of the Deliverables not expressly authorized in writing by Consultant; (iii) Client's failure to use or implement corrections or enhancements to the Deliverables made available by Consultant; (iv) Client's distribution, marketing, or use of the Deliverables for the benefit of third parties; or (iii) the combination of the Deliverables with materials not supplied by Consultant.

                  (b) In case any of the Deliverables or any portion thereof is held, or in Consultant's reasonable opinion is likely to be held, in any such suit to constitute infringement of a third party's Intellectual Property Right, Consultant may within a reasonable time, at its option, either:
(i) secure for Client the right to continue the use of such infringing item; or
(ii) replace, at Consultant's sole expense, such item with a substantially equivalent non-infringing item or modify such item so that it becomes non-infringing. In the event Consultant is, in Consultant's reasonable discretion, unable to either procure the right to continued use of the allegedly infringing item or replace the allegedly infringing item as provided in clauses
(i) and (ii) of the immediately preceding sentence, the allegedly infringing item shall be returned to Consultant, and Consultant's maximum liability for such infringement shall be to refund to Client the amount paid to Consultant for such item.

                  (c) The provisions of this Section 7 state Consultant's entire liability and Client's sole and exclusive remedies with respect to any infringement or claim of infringement.

         8.       LIMITATIONS OF LIABILITY; INDEMNIFICATION BY CLIENT.

                  (a) IN NO EVENT SHALL CONSULTANT BE LIABLE TO CLIENT FOR DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO CONSULTANT'S PERFORMANCE OR NONPERFORMANCE OF SERVICES UNDER A STATEMENT OF


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WORK IN EXCESS OF THE AMOUNT OF FEES PAID TO CONSULTANT FOR THE PERFORMANCE OF
SUCH SERVICES PURSUANT TO SUCH STATEMENT OF WORK.

                  (b) NEITHER PARTY, NOR THEIR RESPECTIVE MEMBERS, AGENTS, EMPLOYEES, OFFICERS AND DIRECTORS, SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES, COSTS, EXPENSES OR LOSSES (INCLUDING WITHOUT LIMITATION, LOST PROFITS AND OPPORTUNITY COSTS) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  (c) Client hereby agrees to indemnify, hold harmless and defend Consultant and any member, director, officer, employee or agent thereof, from and against all Liabilities incurred by or asserted against Consultant or any of the above persons in connection with any third party claim to the extent such Liabilities result from : (i) the use of the Deliverables other than in accordance with applicable documentation or instructions supplied by Consultant or for other than Client's internal purposes; (ii) any altered, modified or revised version of the Deliverables that was not expressly authorized in writing by Consultant; (iii) Client's failure to use or implement corrections or enhancements to the Deliverables made available by Consultant; (iv) Client's distribution, marketing, or use of the Deliverables for the benefit of any third party; or (v) the combination of the Deliverables with materials not provided by Consultant. Consultant agrees to (i) promptly notify Client of any third party claim subject to indemnification hereunder, (ii) give Client the right to control and direct, at Client's expense, the preparation of a defense, the defense, and any settlement of any such claim on terms reasonably acceptable to Consultant; and (iii) give full cooperation to Client, at Client's expense, for the defense of same.

                  (d) In the event that Client provides Consultant with access to software, specifications, content or other Client-provided materials ("Client Materials"), Client hereby agrees to indemnify, hold harmless and defend Consultant from and against any and all Liabilities incurred by or asserted against Consultant in connection with any third party claim relating to the use by Consultant of the Client Materials, including but not limited to, a third party claim that the Client Materials infringe upon such third party's trade secret, trademark, service mark, copyright, patent or other intellectual property rights.

         9. CONFIDENTIAL INFORMATION. "Confidential Information" means all documents, software and documentation, reports, financial or other data, records, forms, tools, products, services, methodologies, present and future research, technical knowledge, marketing plans, trade secrets, and other materials obtained by Consultant and Client from each other in the course of performing any Services, whether tangible or intangible and whether or not stored, compiled, or memorialized physically, electronically, graphically, in writing, or by any means now known or later invented. Confidential Information includes without limitation records and information and Consultant's Information
(i) that has been marked as proprietary or confidential; (ii) whose confidential nature has been made known by Client or Consultant; or (iii) that due to its character and nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing, Confidential Information does not include information which: (i) is already known to the recipient at the time of disclosure; (ii) is or becomes publicly known


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through no wrongful act or failure of recipient; (iii) is independently developed by recipient without benefit of the other party's Confidential Information; or (iv) is received from a third party which is not under and does not thereby breach an obligation of confidentiality. Each party agrees to protect the other party's Confidential Information at all times and in the same manner as each protects the confidentiality of its own proprietary and confidential materials, but in no event with less than a reasonable standard of care. Consultant will deliver to Client all of Client's Confidential Information other than Consultant's Information licensed to Client pursuant to Section 4, and all copies thereof (and all other property obtained from or through Client) when Client requests the same or immediately upon termination of this Agreement, whichever occurs earlier, except for one copy thereof that Consultant may retain for its records. Client will deliver to Consultant all of Consultant's Confidential Information and all copies thereof (and all other property obtained from or through Consultant) when Consultant requests the same or immediately upon termination of this Agreement, whichever occurs earlier. Neither party shall, except with respect to those of its employees with a need to know under this Agreement, use or disclose to any person, firm or entity any Confidential Information of the other party without such other party's express, prior written permission; provided, however, that notwithstanding the foregoing, Consultant may disclose Confidential Information to the extent that it is required to be disclosed pursuant to a statutory or regulatory provision or court order. The confidentiality restrictions and obligations imposed by this Section 9 shall terminate two (2) years after the expiration or termination of this Agreement.

         10. INDEPENDENT CONTRACTOR. Consultant is performing the Services as an independent contractor and not as an employee of Client and none of Consultant's personnel shall be entitled to receive any compensation, benefits or other incidents of employment from Client. Subject to Section 3(c), Consultant shall be responsible for all taxes and other expenses arising from the employment or independent contractor relationship between Consultant and its personnel and the rendition of Services hereunder by such personnel to Client. Nothing in this Agreement shall be deemed to constitute a partnership, joint venture, or fiduciary relationship between Client and Consultant, nor shall anything in this Agreement be deemed to create an agency relationship between Consultant and Client. Neither Consultant nor Client shall be or become liable or bound by any representation, act or omission whatsoever of the other.

         11. ASSIGNMENT AND SUBCONTRACTING. Neither party shall assign or transfer this Agreement or any of its obligations hereunder without the other party's express prior written consent. Notwithstanding the foregoing, Consultant shall have the right to assign this Agreement without prior consent or approval of Client to KPMG Consulting's parent or any wholly-owned affiliate and/or to the successor to substantially all of the assets and business of Consultant. Consultant shall have the right at any time and without prior consent or approval of Client to subcontract all or part of the Services and/or Deliverables to be provided under this Agreement.

         12. NOTICES. All notices, requests, demands or other communications permitted or required hereunder shall be in writing and shall be by personal delivery, a nationally recognized overnight courier service or facsimile or electronic transmission, return receipt requested. Notices shall be deemed given upon the earlier of actual receipt, two (2) days after deposit with the courier service or receipt by sender of confirmation of facsimile transmission. Notices shall be sent to the addresses listed below, or to such other address as either party may specify in writing:


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         If to Client:

                  BLADE INTERNET VENTURES INC.
                  120-1050 West Pender Street
                  Vancouver BC V6E 3S7
                  Attention Eric Freeman

         If to Consultant:

                  KPMG CONSULTING, LP
                  Waterpark Place, Suite 1100,
                  20 Bay Street,
                  Toronto Ontario M5 J 2X9
                  Attention: Joe Natale

         with a copy to:

                  KPMG CONSULTING, INC.
                  KPMG Consulting Legal Department
                  International Law Counsel
                  KPMG Tower
                  1676 International Drive
                  McLean, Virginia 22102
                  Attention: General Counsel

         13. SEVERABILITY; GOVERNING LAW. In the event that any term or provision of this Agreement shall be held to be invalid, void or unenforceable, then the remainder of this Agreement shall not be affected, impaired or invalidated, and each such other term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the conflict of laws provisions thereof, and any proceeding between the parties not subject to arbitration pursuant to Section 20 hereof shall take place in the Province of Ontario, which shall be the exclusive venue for any such dispute. However, if this Agreement is executed by the office of Consultant located in Quebec, this Agreement shall be governed and construed under the laws of the Province of Quebec, and the federal laws of Canada applicable therein, without regard to the conflicts of laws provisions thereof. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

         14. INTEGRATION; ORDER OF PRECEDENCE. This Agreement, including any Statements of Work entered into pursuant hereto, constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing. In the event of a conflict between the provisions of this Agreement and the specific provisions set forth in a Statement of Work, the provisions of the Agreement shall control, except to the extent the


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provisions in a Statement of Work expressly provide otherwise. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by each of the parties hereto.

         15. NON-SOLICITATION OF EMPLOYEES. Neither party shall, during the term of this Agreement and for one (1) year after its termination, solicit for hire as an employee, consultant or otherwise any of the other party's personnel who have had direct involvement with the Services, without such other party's express written consent.

         16. INSURANCE. Throughout the term of this Agreement, Consultant shall at its own expense, obtain and maintain the following insurance: (a) Comprehensive General Liability, with coverage of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for bodily injury and property damage
(b) Motor Vehicle Liability insurance for owned, non-owned and hired vehicles, with limits of not less than $1,000,000 combined single limit for bodily injury and property damage; (c) Workers' Compensation insurance in the amount required by statute for all states in which the Services are to be performed when such states impose a statutory obligation to be so insured (d) Professional Liability Insurance with limits of not less than $1,000,000 per occurrence, and $2,000,000 in the aggregate. Consultant will endeavor to notify Client in writing of any material change to its coverage as described herein. Consultant shall furnish certificates of insurance evidencing coverage or other acceptable evidence of self-insurance to Client upon request.

         17. PRESS RELEASES AND CLIENT LIST REFERENCE. Neither party shall issue any press release concerning Consultant's work without the other party's consent. Consultant may identify Client as a client of Consultant (using Client's name and logo) and generally describe the nature of the Services in Consultant's promotional materials, presentations, and proposals to current and prospective clients.

         18. INFORMAL DISPUTE RESOLUTION. This Agreement carefully lists each party's obligations in an effort to minimize disputes and aid in mutually satisfactory resolution of such disputes. The parties agree to attempt in good faith to settle any dispute, controversy or claim, whether based on contract, tort, statute or other legal or equitable theory arising out of or related to this Agreement (including any amendments or extensions thereto) (collectively, a "Claim") by way of consultations among the parties, which consultations shall be initiated upon written notice by either party to the other. For purposes of the foregoing sentence, Consultant shall be represented in such consultations by the Project Manager identified in an applicable Statement of Work, and Client shall be represented by an individual of commensurate authority. If the parties cannot come to a mutually agreeable resolution of the Claim within ten (10) business days, then such Claim will be referred to members of the parties' executive management (each such member a "Representative") for resolution, which referral shall be evidenced by a written notice from either party to the other (the "Referral"). For purposes of the foregoing sentence, Consultant's Representative shall be Joe Natale and Client's Representative shall be Eric Freeman. The parties' Representatives shall meet within five (5) business days of a Referral to attempt to resolve the Claim. If the Representatives have not met within five
(5) business days of such Referral, or have not reached a mutually agreeable resolution of the Claim within ten (10) business days after their initial meeting on the subject of such Claim, then such Claim will, by way of written notice of


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

either party to the other, be submitted to Mediation in accordance with the provisions of Section 19 hereof. Neither party shall be bound by the provisions of this Section 18 if the Claim pertains to or arises under Sections 4(a), 4.b), 7, or 9 hereof.

         19. MEDIATION. If either party has a Claim against the other party that has not been resolved pursuant to Section 18 hereof, a written description of such Claim shall be provided to such other party and a good faith effort to resolve the problem via non-binding mediation in accordance with the applicable rules of the American Arbitration Association shall be made by both parties prior to proceeding to Arbitration or litigation. Each party shall bear its own costs incurred in such mediation, and the parties shall equally defray the mediator's fees. Any negotiations pursuant to this Section 19 are confidential, shall take place for no more than three (3) consecutive days, and will be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence. Neither party shall be bound by the provisions of this
Section 19 if the parties' dispute pertains to or arises under Sections 4(a), 4.b), 7, or 9 hereof.

         20. ARBITRATION. Any Claim arising out of or relating to this Agreement, or the breach thereof, shall be referred to and finally resolved by arbitration in accordance with with either (a) the provisions of Ontario Arbitration Act, 1991, and regulations thereunder, as amended from time to time or (b) when the Agreement has been issued and executed by Montreal office of KPMG Consulting, the provisions of the Book Seven of the Code of Civil Procedure of the Province of Quebec and regulations thereunder, as amended from time to time. In any event, the arbitral tribunal shall be composed of three arbitrators, appointed as follows: each party shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as president of the tribunal. The place of arbitration shall be Toronto, Province of Ontario, Canada except when the Agreement has been issued and executed by Montreal office of KPMG Consulting, in which case the place of arbitration shall be Montreal, Province of Quebec, Canada. The language of the arbitration shall be English if arbitration is conducted in Toronto and in French if the arbitration is conducted in Montreal. The arbitration award shall be final and binding on the parties hereto. In no event shall any arbitration award provide a remedy beyond those permitted under these Terms and Conditions, and any award providing a remedy beyond those permitted under these Terms and Conditions shall not be confirmed, no presumption of validity shall attach, and such award shall be vacated. Either party may, without waiving any remedy under this Agreement, seek from any court of competent jurisdiction within the Province of Ontario, Canada, any interim or provisional relief that such party deems necessary to protect its Confidential Information and property rights, including without limitation rights accruing to or secured by such party under
Section 4 hereof, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the Claim).

         21       FORCE MAJEURE. Neither party shall be required to perform any term, covenant, or condition of this Agreement so long as such performance is delayed or prevented by force majeure, which shall mean any acts of God, wars, governmental laws, orders, requirements or actions, enemy or hostile governmental actions, strikes, lockouts, labor or employment difficulties, civil commotions, fires, floods, accidents or breakdowns, or any other casualties or conditions which are beyond the reasonable control of either party and not due to the fault or negligence of such party. If, as a result of any of these conditions, either party fails to perform any obligations specified in this Agreement and gives written notice of same to the other party within ten (10) days of their occurrence, then such failure shall not be deemed a breach or default; and the applicable time periods in which to perform shall be extended, but only to the extent and for the period such condition exists.

         22. NO WAIVER OF BREACH. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, remedy, or power under this Agreement shall operate as a waiver thereof. Nor shall any single or partial exercise of any such right, remedy or power preclude any other or further exercise of any other right, remedy, or power. No waiver shall be valid unless it is in writing and signed by the party to be bound thereby.

         23.      SURVIVAL. Sections 3, 4, 5, 6(c), 7, 8, 9, 13, 15 and 20 shall survive any expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date in two (2) counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. The parties agree that this Agreement or any counterpart thereof may be executed and delivered by fax.

BLADE INTERNET VENTURES INC                   KPMG CONSULTING LP



By:                                           By:
   ---------------------------------             -------------------------------

Name:                                         Name:
     -------------------------------               -----------------------------

Title:                                        Title:
      ------------------------------                ----------------------------

Date:                                         Date:
     -------------------------------               -----------------------------


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